Exhibit 10.1

TERMINATION AND SETTLEMENT AGREEMENT — VetStem, Inc. / PetVivo Holdings, Inc. — CONFIDENTIAL

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private or confidential. Information that has been omitted has been marked with [*].**

TERMINATION AND SETTLEMENT AGREEMENT

by and between

VETSTEM, INC.,

a Delaware corporation

and

PETVIVO HOLDINGS, INC.

a Nevada corporation

Final Execution Version

July 24, 2026

This Transition and Settlement Agreement (this “Agreement”) is entered into as of the Effective Date by and between VetStem, Inc., a Delaware corporation (“VetStem” or “Licensor”), and PetVivo Holdings, Inc., a Nevada corporation (“PetVivo” or “Licensee”) (each a “Party” and together the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Exclusive License and Supply Agreement dated February 13, 2025 (the “Original Agreement”), as amended by the Transition Period Amendment dated February 26, 2025, and the Third Amendment to Exclusive License and Supply Agreement dated August 14, 2025 (the Original Agreement, together with the amendments listed above, are collectively referred to herein as the “License Agreement” or “LSA”), and;

WHEREAS, disputes have arisen between the Parties concerning obligations associated with the License Agreement, and;

WHEREAS, the Parties desire to resolve all disputes between them, to terminate their commercial and business relationship, and to provide for an orderly termination of the License Agreement, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and releases set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1 ARTICLE 1 - DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Agreement. The following additional definitions apply:

1.1 “Effective Date”

Means the date on which this Agreement is executed by the last of the duly authorized representatives of both Parties.

1.2 “Inventory”

Means all finished goods inventory of PrecisePRP™ Canine and PrecisePRP™ Equine owned by or held in the possession, custody, or control of PetVivo, including all inventory held by or through Vedco and its 3PL distribution partner, as of the Effective Date.

1.3 “Vedco”

Means Vedco Distribution and its 3PL distribution partner, the third-party logistics provider(s) currently warehousing and distributing PetVivo’s Inventory.

2 ARTICLE 2 TERMINATION OF THE LICENSE AGREEMENT

2.1 Termination

Subject solely to the surviving provisions expressly identified in Article 12 hereof, and no others, the License Agreement, and therefore all exhibits and amendments thereto, shall terminate in their entirety as of the Effective Date.

Upon such termination:

●	The exclusive license granted to PetVivo under Section 2.1 of the License Agreement shall terminate, and all license rights shall revert to VetStem,;
●	All obligations of VetStem and PetVivo under the License Agreement shall immediately cease;
●	All inventory shall transfer to VetStem’s ownership as described in Article 5.
●	The rights and obligations of the Parties under this Agreement shall become effective immediately.

2.2 Sell-Through as New Right

For the avoidance of doubt, the contemplated sell-through rights shall not be implemented and there shall not be a Sell-Through Period.

3 ARTICLE 3 INVENTORY

PetVivo represents and warrants that the inventory of PrecisePRP Equine and PrecisePRP Canine to be transferred to VetStem upon the Effective Date is at a minimum the following:

PrecisePRP Canine = 184 vials of Lot K925-002 with expirate date 06/30/2027

PrecisePRP Equine = 453 vials of Lot EQ25-002 with expiration date 09/30/2027

PrecisePRP Equine = 1191 vials of Lot EQ25-003 with expiration date 11/30/2027

PetVivo represents and warrants that this inventory has been held according to the labeled storage and is in saleable commercial condition equivalent to that at which it was delivered by VetStem to PetVivo except for the balance of the shelf life according to the expiration dating.

4 ARTICLE 4 PAYMENT OBLIGATIONS

As and for final settlement of any and all disputes between the Parties , all amounts due by PetVivo to VetStem and by VetStem to Petvivo shall be deemed satisfied and extinguished and no payments shall be due except for those listed in section 4.1 below. This includes any claimed credit for returns, late fees, royalties, or other payments due.

4.1 Final PetVivo Payment

Petvivo shall make a one time payment of seventy-five thousand and 00/100 dollars ($75,000.00) payable as follows: (i) Fifty Thousand and 00/100 Dollars ($50,000.00) within fourteen (14) days following the Effective Date, and (ii) Twenty-Five Thousand and 00/100 Dollars ($25,000.00) within thirty (30) business days due on Effective Date and a per vial shortfall fee of [*]** per vial (per each Prooduct) for Inventory that is less than Article 3 above, due within 5 days of the date the final inventory verification is completed .

5 ARTICLE 5 TREATMENT OF INVENTORY

5.1 Sell-Through Period

There shall be no sell through period. All sales by PetVivo shall cease on the Effective Date.

5.2 Inventory Ownership

On the Effective Date, all remaining unsold finished goods Inventory shall be handled as follows:

●	PetVivo shall transfer ownership of all remaining Inventory to VetStem at no cost.
●	VetStem and PetVivo shall cause Vedco to execute documentation transferring ownership and control of all such Inventory to VetStem.
●	PetVivo shall execute and deliver all documentation reasonably requested by VetStem to evidence the transfer of this remaining Inventory.
●	PetVivo and Vedco shall retain no legal or beneficial ownership of, control over, or rights to the transferred Inventory.
●	VetStem acknowledges and agrees that it shall have ten (10) days following the Effective Date to confirm the Inventory with Vedco. Upon such confirmation, or if VetStem fails to provide written notice of any material discrepancy within such ten (10) day period, VetStem shall be deemed to have confirmed and accepted the transferred Inventory in its then-existing condition and shall have no claim against PetVivo relating to the condition, marketability, shelf life, expiration dating, quantity, or value of the Inventory following the transfer contemplated by this Agreement.

6 ARTICLE 6 EQUITY — WARRANTS

The Parties acknowledge and agree that all matters relating to the 1,000,000 shares of PetVivo common stock previously issued to VetStem pursuant to the License Agreement, including any contemplated private sale transaction, restrictive legend matters, transfer matters, cancellation matters, or related obligations between the Parties, have been fully resolved and completed pursuant to separate transactions and agreements. Accordingly, neither Party shall have any further obligations to the other with respect to such shares or any related transactions, and all prior discussions, negotiations, and proposed terms relating thereto are superseded in their entirety.

PetVivo acknowledges and agrees that certain Common Stock Purchase Warrant identified as Warrant PET-216 (the “Warrant”), pursuant to Section 4.1(c) of the License Agreement, was duly authorized, executed, and issued by PetVivo to VetStem on or about February 14, 2025. The Warrant provides VetStem the right to purchase up to Two Hundred Fifty Thousand (250,000) shares of PetVivo common stock pursuant to the terms and conditions set forth therein, remains in full force and effect, and shall not be extinguished by this Agreement.

7 ARTICLE 7 MARKETING MATERIALS

PetVivo shall transfer to VetStem, at no cost to VetStem, all marketing materials created for the PrecisePRP™ Products, including but not limited to product presentations, brochures, digital assets, training materials, and promotional content (the “Marketing Materials”), promptly upon execution of this Agreement, and in no event later than ten (10) days after the Effective Date and all such materials shall then become the property of VetStem. For the avoidance of doubt, Marketing Materials shall not include PetVivo proprietary marketing systems, customer relationship management databases, customer analytics, internal sales methodologies, trade secrets, proprietary business processes, regulatory materials, or confidential business plans. PetVivo shall have no obligation to provide contact information for any person or entity that is not identified as a current or prospective Product customer in PetVivo’s CRM system.

In order to provide for an orderly transition of customer support and contact follow-up, Petvivo will provide contact information maintained in PetVivo’s CRM system for, those PrecisePRP Canine or PrecisePRP Equine (the “Product”) customers, (defined as any contact that, as reflected in PetVivo’s CRM system, purchased Product, received free Product, or specifically requested Product information and is identified a current or prospective Product Customer in PetVivo’s CRM system) including but not limited to veterinarians, veterinary clinics, and distributors. PetVivo shall have no obligation to provide contact information for any person or entity that is not identified as a current or prospective Product customer in PetVivo’s CRM system.

For the avoidance of doubt:

●	No transfer of PetVivo’s core intellectual property, proprietary know-how, regulatory filings, or manufacturing information is required or intended by this Article 7;
●	All VetStem Trademark rights (including the PrecisePRP™ trademark) revert fully to VetStem upon the Effective Date;
●	Upon the Effective Date, PetVivo and its Affiliates (Affilaite here and throughout this Agreement shall have the meaning in the Original Agreement) shall immediately and permanently cease all use of VetStem Trademarks, VetStem Copyrights, and all other Vetstem intellectual property, and shall return or certify destruction of all materials bearing such marks in accordance with the surviving obligations set forth in Article 13 hereof.
●	For existing inventory transferred to VetStem, VetStem shall have the rights to sell this inventory that may have PetVivo trade dress but shall cease any further use of PetVivo trade dress.

8 ARTICLE 8 PUBLIC ANNOUNCEMENTS AND COMMUNICATIONS

●	The Parties shall coordinate in good faith on all communications to key customers, distributors, and commercial partners regarding the transition contemplated by this Agreement.
●	The Parties shall mutually agree on the content and timing of any public announcement of the dissolution of the License Agreement, acting reasonably and in good faith. Neither Party shall unreasonably withhold or delay consent to any such announcement.
●	Except as required by law, SEC regulations, stock exchange requirements, or other applicable regulatory obligations, neither Party shall issue a public statement referencing the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any required disclosure may be made without such consent if the disclosing Party has provided the other Party a reasonable opportunity to review and comment thereon and such disclosure is necessary to comply with applicable filing deadlines or regulatory requirements.

9 ARTICLE 9 DISTRIBUTOR TRANSITION

The Parties shall cooperate in the orderly transition or termination of existing distribution arrangements in connection with the termination of the License Agreement, including:

●	Providing mutually agreed-upon introductions to distributors, including Vedco, to facilitate an orderly transition of distribution relationships;
●	Cooperating in the wind-down or assignment of distribution agreements as applicable; and
●	Ensuring that distributors are appropriately notified of the transition in a manner consistent with the customer communications approach described in Article 8 hereof, acting reasonably and in good faith to protect the commercial interests of both Parties and continuity of supply to end customers.
●	For all Inventory that is being taken back by VetStem, PetVivo grants to VetStem the right to use the Product with the PetVivo trade dress on the product until such product is sold or expires. VetStem shall make appropriate disclosures that the product is being sold by and under name of VetStem and not PetVivo. This applies to inventory that PetVivo has sold to its distributors that may not have been sold to end users yet as well.
●	For clarity, VetStem is not assuming any contractural distributor relationships and will be developing its own distributor contracts.
●	PetVivo agrees during the 12 months following the Effective Date to prompty refer any direct complaints, adverse events, or purchase questions or inquiries or orders for or about the Product to VetStem so that VetStem can carry out is regulatory responsibilities and handle customer or potential customer service professionally. This referral timeframe for adverse events is two business days to assure compliance by PetVivo and VetStem with FDA regulatory timeframes and five (5) business days for all other referrals.

10 ARTICLE 10 MUTUAL RELEASE AND NON-DISPARAGEMENT

10.1 Mutual Release

Upon execution of this Agreement, each Party, on behalf of itself and its respective Affiliates, officers, directors, employees, agents, successors, and assigns, hereby releases and discharges the other Party and its respective Affiliates, officers, directors, employees, agents, successors, and assigns from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, and expenses of any nature whatsoever, whether known or unknown, fixed or contingent, arising from or relating to the License Agreement or the matters that were the subject of the parties’ disputes through the Effective Date, including but not limited to: all breach notices and related claims; all disputes regarding unpaid invoices; all disputes regarding royalty obligations; excepting only the obligations under this Agreement.

Each Party acknowledges that its release includes all claims, demands, liabilities, causes of action, and damages, whether known or unknown, suspected or unsuspected, fixed or contingent, accrued or unaccrued, arising from or relating to the matters released. Each Party acknowledges that it may later discover facts different from or in addition to those now known, but nevertheless intends fully, finally, and forever to release all such claims.

Nothing contained in this Article 10 shall impair or limit either Party’s right to enforce this Agreement or pursue remedies expressly permitted herein, including claims arising from an alleged breach of this Agreement.

10.2 Non-Disparagement

Each Party agrees that it shall not, directly or indirectly, make or cause to be made any disparaging, derogatory, defamatory, or negative statement or communication, whether oral, written, or electronic, regarding the other Party, its officers, directors, employees, products, services, or business, to any third party, including but not limited to customers, distributors, partners, investors, media, or the general public. This non-disparagement obligation is mutual, and shall survive any expiration or termination of this Agreement for a period of five (5) years from the Effective Date.

11 ARTICLE 11 BREACH

11.1 Events of Breach

The following shall each constitute a material breach of this Agreement (each, a “Breach”):

●	Failure by PetVivo to immediately transfer the remaining inventory to VetStem as per Articles 3 and 5.;
●	Failure by PetVivo to deliver the Marketing Materials per Article 7.
●	Failure by PetVivo to comply with its confidentiality obligations under this Agreement.
●	Material violation by PetVivo of Article 10.2 (Non-Disparagement).
●	Failure by PetVivo to meet the referral obligation in Article 9.
●	Any other material failure by PetVivo to perform its obligations under this Agreement.
●	Failure by VetStem to cooperate in completing the Inventory transfer contemplated by Articles 3 and 5.
●	Failure by VetStem to comply with its confidentiality obligations under this Agreement.
●	Material violation by VetStem of Article 10.2 (Non-Disparagement).
●	Any material failure by VetStem to perform its obligations under this Agreement.”

No Breach shall be deemed to have occurred unless the allegedly breaching Party has failed to cure such failure within five (5) business days following written notice from the non-breaching Party specifying the nature of the failure in reasonable detail (the “Cure Period”).

11.2 Remedies Upon Breach

Upon the occurrence of a breach by either Party that is not cured within the applicable Cure Period, the non-breaching Party shall have the right to pursue any appropriate remedies available at law or in equity.

12 ARTICLE 12 SURVIVING PROVISIONS OF THE LICENSE AGREEMENT

Notwithstanding the termination of the License Agreement pursuant to Article 2 hereof, only the following specifically identified provisions of the License Agreement shall survive termination, solely to the extent expressly set forth herein. Except for the provisions expressly identified in this Article 12, all rights, obligations, licenses, covenants, restrictions, remedies, and other provisions of the License Agreement shall automatically terminate as of the Effective Date and shall thereafter be of no further force or effect for any purpose. No provision of the License Agreement shall survive by implication, course of dealing, operation of law, or otherwise unless expressly identified in this Article 12.

LSA Section	Surviving Obligation (reference to Agreement in this table shall have meaning of Original Agreement, provided, however, that the provisions set forth herein shall supersede and replace the corresponding provisions of the Original Agreement to the extent modified herein)
Section 2.5	PetVivo hereby covenants not to practice, and not to permit, cause or assist any PetVivo Affiliate, Sublicensee or other Third Party to practice, any VetStem Technology or use any VetStem Copyright or VetStem Trademark, for any purpose outside the express scope of the license granted under Section 2.1, nor, directly or indirectly, commercialize any competing Product during the term of this Agreement and for three (3) years after termination. VetStem hereby covenants that, during the term of this Agreement, neither VetStem nor its Affiliates will commercialize any product containing a Therapeutic Composition or improved version of a Therapeutic Composition for use in the PetVivo Field and Territory, and that neither VetStem nor its Affiliates will grant a license or other right to any Third Party to conduct any such activities. For the avoidance of doubt, an autologous platelet rich plasma product would not be a Competing Product.

Section 6.1	Inventorship: determination of inventorship in accordance with international patent law.

Section 6.2	Each Party shall remain the sole and exclusive owner of its respective technology, intellectual property, trademarks, copyrights, trade secrets, confidential information, know-how, proprietary materials, and independently developed improvements. Except as expressly set forth in this Agreement, neither Party shall acquire any ownership interest in or license to the other Party’s intellectual property.

Sections 6.3–6.4	Patent Prosecution and Cooperation: patent prosecution, maintenance, and cooperation obligations survive; solely with respect to patent matters pending as of the Effective Date and only to the extent reasonably necessary to conclude such matters.

Section 6.7	Trademarks: upon Effective Date, PetVivo and its Affiliates shall permanently cease all use of VetStem Trademarks. PetVivo shall execute all documents reasonably requested by VetStem confirming full reversion of trademark rights. VetSTem shall have the right to sell the remaining Inventory that may have PetVivo trade dress.

Section 7.4	Mutual Disclaimer of Warranties (except as expressly set forth in this Agreement).

Section 7.5	Mutual Limitation of Liability (except as expressly modified in this Agreement).

Sections 8.1–8.4	Confidentiality: all obligations under Article 8 of the License Agreement survive, including manufacturing know-how provisions under Section 8.3. Within thirty (30) days following the Effective Date, each Party shall return or certify destruction of all the other Party’s Confidential Information, retaining only one archival copy solely for compliance monitoring purposes.

Section 9.6(a)(i)	Return Obligations: within thirty (30) days of the Effective Date, PetVivo shall return to VetStem all VetStem Confidential Information, VetStem Technology, VetStem Copyrights, and VetStem Trademarks in PetVivo’s or its Affiliates’ possession, including all documentation and tangible embodiments thereof.

Section 9.6(a)(ii)	Return Obligations: within thirty (30) days of the Effective Date, VetStem shall return to PetVivo all PetVivo Confidential Information, PetVivo Technology, PetVivo Copyrights, and PetVivo Trademarks in VetStem’s or its Affiliates’ possession, including all documentation and tangible embodiments thereof.

Article 11	Dispute Resolution: the JAMS arbitration provisions of Article 11 of the License Agreement govern all disputes arising out of or relating to the surviving provisions of the License Agreement and this Agreement. Arbitration seat: San Diego, California.

Section 12.3	Governing Law: State of Delaware, without reference to conflicts of law principles.

13 ARTICLE 13 GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. Any dispute arising out of or relating to this Agreement, including the surviving provisions of the License Agreement incorporated herein, shall be resolved in accordance with the dispute resolution provisions of Article 11 of the License Agreement (JAMS arbitration, San Diego, California), which provisions are hereby incorporated by reference and shall survive as set forth in Article 13 hereof.

14 ARTICLE 14 GENERAL PROVISIONS

14.1 Entire Agreement

This Agreement, together with its exhibits and the surviving provisions of the License Agreement identified in Article 12, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

14.2 No Admission

Nothing in this Agreement shall be construed as an admission of liability, fault, wrongdoing, breach, or the validity or invalidity of any claim or defense by either Party.

14.3 Modification

This Agreement may not be modified or amended except by a written instrument expressly stated to be an amendment hereto and signed by duly authorized representatives of both Parties.

14.4 Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by electronic means, including DocuSign, ZohoSign, PDF, or similar technology, shall have the same force and effect as original signatures.

14.5 Severability

If any provision of this Agreement is found by a court or arbitrator of competent jurisdiction to be invalid, illegal, or unenforceable, such finding shall not affect the validity, legality, or enforceability of any other provision hereof, and the remaining provisions shall remain in full force and effect.

14.6 No Waiver

The failure of either Party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of such Party’s right to require strict performance thereafter. Any waiver must be in writing signed by the waiving Party and shall be limited to the specific matter waived.

14.7 Notices

All notices and other communications required or permitted hereunder shall be in writing and delivered by hand, recognized overnight courier, or email with confirmation of receipt, to the notice addresses set forth in Section 12.11 of the License Agreement, or such other addresses as either Party may designate in writing from time to time.

14.8 Further Assurances

Each Party agrees to execute and deliver such additional documents, instruments, and agreements, and to take such further actions, as may be reasonably necessary to carry out the purposes and intent of this Agreement.

14.9 Independent Contractors

The Parties’ relationship under this Agreement is solely that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, employment, or similar relationship between the Parties.

14.10 Confidentiality of This Agreement

The terms of this Agreement are confidential. Neither Party shall disclose the terms hereof to any third party without the prior written consent of the other Party, except (a) to such Party’s legal counsel, financial advisors, or auditors bound by equivalent confidentiality obligations; (b) as required by applicable law, regulation, or court order; or (c) as required by applicable securities laws or the rules of any stock exchange, provided that the disclosing Party shall use commercially reasonable efforts to provide advance notice to the other Party and to seek confidential treatment for such disclosure.

14.11 Reservation of Rights

Nothing contained in this Agreement, and no action taken in furtherance of the negotiations leading to this Agreement, shall constitute a waiver of any right, claim, defense, or remedy available to either Party under the surviving provisions of the License Agreement, at law, or in equity, unless expressly released or waived herein. All such rights are expressly reserved except to the extent expressly released, waived, terminated, or extinguished pursuant to Articles 2, 4, 10, or 12 of this Agreement.

Rest of page blank and signature blocks follow.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

VETSTEM, INC.		PETVIVO HOLDINGS, INC.

By:		By:
Name:	Robert Harman, DVM, MPVM	Name:	John Lai
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:		Date:

VetStem, Inc.		PetVivo Holdings, Inc.
14261 Danielson Street, Suite B		5151 Edina Industrial Blvd., Suite 575
Poway, California 92064		Edina, Minnesota 55439

Page 12 of 12